UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 27, 2012

Dear Stockholder:

We cordially invite you to attend our 2012 Annual Meeting on Wednesday, June 13, 2012, at 11:00 a.m. (local time), to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter through the Northeast Entrance.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on June 13th.

Sincerely,
Bernard Cammarata	Carol Meyrowitz
Chairman of the Board	Chief Executive Officer

Printed on Recycled Paper

PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Board Independence

Board Nominees and Service

Board Committees and Meetings

Board Leadership Structure and Role in Risk Oversight

Codes of Conduct and Ethics and Other Policies

Communications with the Board

Transactions with Related Persons

Audit Committee Report

Beneficial Ownership

Section 16(a) Beneficial Ownership Reporting Compliance

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Report

Summary Compensation Table

Grants of Plan-Based Awards in Fiscal 2012

Outstanding Equity Awards at Fiscal 2012 Year End

Option Exercises and Stock Awards Vested during Fiscal 2012

Pension Benefits

Nonqualified Deferred Compensation Plans

Potential Payments upon Termination or Change of Control

DIRECTORS COMPENSATION

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3 APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS UNDER CASH INCENTIVE PLANS

PROPOSAL 4 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

VOTING REQUIREMENTS AND PROXIES

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

OTHER MATTERS

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 13, 2012

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Wednesday, June 13, 2012, at 11:00 a.m. (local time) to vote on:

•	Election of directors

•	Ratification of appointment of independent registered public accounting firm

•	Approval of the material terms of executive officer performance goals under our cash incentive plans

•	Advisory approval of TJX’s executive compensation (the “say-on-pay vote”)

•	Any other business properly brought before the meeting

Stockholders of record at the close of business on April 16, 2012 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder at the close of business on April 16, 2012 or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 16, 2012, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All stockholders will need to check in upon arrival and receive visitor badges for building security. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley

Secretary

Framingham, Massachusetts

April 27, 2012

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 13, 2012

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2012 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. The process for Internet and telephone voting includes easy-to-follow instructions and is designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders (who hold their shares through a third party, like a bank or broker) may vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the relevant instructions with the proxy statement. All stockholders of record may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted at the annual meeting by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of TJX. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

Stockholders of record at the close of business on April 16, 2012 are entitled to vote at the meeting. Each of the 741,678,724 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended January 28, 2012 (fiscal 2012) are being first mailed to stockholders on or about the date of the notice of meeting, April 27, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 13, 2012: This proxy statement and Annual Report and Form 10-K for fiscal 2012 are available at http://bnymellon.mobular.net/bnymellon/tjx

PROPOSAL 1

ELECTION OF DIRECTORS

We seek nominees who have established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations and growth; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience working with or serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends. In addition, most of our nominees have significant prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Other than Mr. Abdalla, who was elected by the Board in January 2012, all of our current directors were elected to the Board by our stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Zein Abdalla, 53

Director since 2012

Mr. Abdalla has been CEO of PepsiCo Europe, a division of PepsiCo, Inc., a leading global food, snack and beverage company, since November 2009, prior to which he served as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution and global strategy.

José B. Alvarez, 49

Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc. and Church & Dwight Co., Inc. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 61

Director since 2007

Mr. Bennett served as the Chief Executive Officer of H&R Block Inc., a tax services provider, from July 2010 to May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna, Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and Fluor Corporation and was a director of H&R Block from 2008 to 2011 and Bausch & Lomb, Inc. from 2004 to 2007. Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance and financial reporting.

Bernard Cammarata, 72

Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group (Marmaxx). As the founder of TJX, Mr. Cammarata has participated in the leadership of TJX’s successful strategy and development from the beginning to its current position as the world’s largest off-price retailer and offers deep expertise in all aspects of TJX’s business, including management, operations, marketing, buying, distribution and financial matters.

David T. Ching, 59

Director since 2007

Mr. Ching has been Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, since 1994. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching was a director of Petco Animal Supplies, Inc. from 2005 to 2007. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Michael F. Hines, 56

Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and Dunkin’ Brands Group, Inc. and was a director of The Yankee Candle Company, Inc. from 2003 to 2007. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 59

Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.

Ms. Lane is a director of GNC Holdings, Inc. and was also a director of Borders Group, Inc. from 1995 to 1999 and from 2001 to 2009. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 58

Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and also served as President from October 2005 to January 2011. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1987 to 2001, she held various senior management positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Amscan Holdings, Inc. and Staples, Inc. and was a director of The Yankee Candle Company, Inc. from 2004 to 2007. As Chief Executive Officer of the Company, and through the many other positions Ms. Meyrowitz has held with TJX since joining in 1987, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 69

Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also non-executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 35 registered investment companies managed by BlackRock, Inc., an investment management advisory firm. Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 64

Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Ms. Shire was a director of Vitesse Semiconductor Corporation from 2007 to 2009. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

CORPORATE GOVERNANCE

Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Global Code of Conduct for our Associates, a Code of Ethics for TJX Executives, written charters for each of our Board committees and a Director Code of Business Conduct and Ethics. The current versions of these documents and other items relating to our governance can be found at www.tjx.com.

Board Independence

Independence Determination.    Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director and nominee with TJX and makes an affirmative determination whether or not each director and nominee is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are available in our Corporate Governance Principles on our website at www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent.

As a result of this review, our Board unanimously determined that eight directors of our 10-member Board (80%) are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien and Willow B. Shire. The same determination was made previously with respect to David A. Brandon and Fletcher H. Wiley, who each served on the Board until June 2011. Each of these directors met our categorical standards of independence. Bernard Cammarata, as Chairman, and Carol Meyrowitz, as Chief Executive Officer, are employed by TJX.

Board Nominees and Service

Board Nominations.    The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account many factors, including general understanding of disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other large publicly traded companies, personal accomplishment, independence and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Election of Directors.”

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering proposals from sources, such as the Board of Directors, management, Associates, stockholders and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. During fiscal 2012, Mr. Abdalla was recommended to the Corporate Governance Committee by a third-party search firm.

The Corporate Governance Committee has a policy with respect to submission by stockholders of candidates for director nominees which is available on our website at www.tjx.com. Any stockholder may submit in writing one candidate for consideration for each stockholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about, and consents and agreements of, the candidate, as described in the policy. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders or others in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Expertise and Diversity.    We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Majority Voting.    Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director to provide an irrevocable contingent resignation at or prior to election, effective only if such director fails to receive the requisite majority vote in an uncontested election, and the Board accepts such resignation. Our Corporate Governance Principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Policies Relating to Board Service.    It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own and no director should serve on more than five boards of public companies. Under our Audit Committee Charter, members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Board Committees and Meetings

Board Attendance.    During fiscal 2012, our Board met 10 times. Each of our directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. At each regularly scheduled Board meeting, the independent directors met separately. It is our policy, included in our Corporate Governance Principles, that all nominees and directors standing for election are expected to attend the annual meeting of stockholders. All nine of our nominees and directors who were then serving on our Board attended the 2011 Annual Meeting.

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website at www.tjx.com.

All members of the Audit, Corporate Governance, Executive Compensation and Finance Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about membership and meetings of these committees during fiscal 2012:

Name	Audit		Corporate Governance		Executive		Executive Compensation		Finance
José B. Alvarez	X						X
Alan M. Bennett			X				X	*	X
David A. Brandon**							X	*	X
Bernard Cammarata					X	*
David T. Ching	X		X
Michael F. Hines	X	*							X
Amy B. Lane	X				X				X	*
Carol Meyrowitz
John F. O’Brien					X		X
Willow B. Shire			X	*			X
Fletcher H. Wiley**	X		X

Number of meetings during fiscal 2012	11		3		0		7		4

*	Chair. Mr. Bennett replaced Mr. Brandon as Chair of the Executive Compensation Committee in June 2011.

**	Mr. Brandon and Mr. Wiley did not stand for election in June 2011.

Audit Committee.    The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. Specifically, the Audit Committee’s responsibilities include:

•

reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•

selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•

establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

Executive Compensation Committee.    The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by law. Specifically, the ECC’s responsibilities include:

•

approving the compensation, including awards of stock options, bonuses and other awards and incentives, of our executive officers and other Associates in such categories as are from time to time identified by the ECC;

•

determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the Committee deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers;

•	reviewing other matters that the Board or the ECC deems appropriate, such as our succession plan for the CEO and other executive officers; and

•	overseeing the administration of our incentive plans.

The ECC also reviewed our compensation policies and practices for our Associates to confirm that they do not give rise to risks which are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing our policies with respect to corporate public responsibility, including charitable and political contributions and political advocacy;

•

reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board and compensation for committee members;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.    The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.    The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include:

•

reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•

approving our cash investment policies, foreign exchange risk management policies and capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.    Our Board annually elects a Chairman of the Board of Directors. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Consistent with our Corporate Governance Principles, because our current Chairman, Bernard Cammarata, is not independent, our independent directors have elected a Lead Director, John F. O’Brien. In this role, among other duties, Mr. O’Brien meets at least quarterly with Carol Meyrowitz, our Chief Executive Officer, and with other senior officers as necessary, attends regular management business review meetings, schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors, serves as a liaison between the independent directors and the Chairman and Company management, approves meeting schedules and agendas, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors. The Board believes that the separate roles of Mr. Cammarata, Ms. Meyrowitz and Mr. O’Brien are in the best interests of TJX and its stockholders. Mr. Cammarata has wide-ranging, in-depth knowledge of our business arising from his many years of service to TJX and, as a result, provides effective leadership for the Board and support for Ms. Meyrowitz and other management. The structure permits Ms. Meyrowitz to devote her attention to leading TJX and focus on the execution of its business strategy. Mr. O’Brien provides independence in TJX’s Board leadership as provided in the Corporate Governance Principles through his review and approval of meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Board’s Role in Risk Oversight.    It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, any major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning and receives regular reports from our Chief Compliance Officer and Director of Enterprise Risk. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The ECC reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Corporate Governance Committee deals with risks related to board and CEO evaluations and management succession. The Finance Committee is responsible for risks related to financing, investment, capital structure, liquidity, and investment performance, asset allocation strategies and funding of our benefit plans.

Compensation Program Risk Assessment.    As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2012, the ECC reviewed TJX’s employee compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered (a) what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, (b) how those potential risks are monitored, mitigated and managed and (c) whether those potential risks are reasonably likely to have a material adverse effect on TJX. The assessment was led by our Chief Compliance Officer and Director of Enterprise Risk, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input by, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant and internal and external legal counsel. This process included:

•	a review of our compensation programs and practices, including our historical compensation practices;

•	analysis of programs or program features and practices that could potentially encourage excessive or unreasonable risk-taking of a material nature;

•	a review of business risks that these program features could potentially encourage;

•

identification of factors that mitigate risks to the business and incentives for executives to take excessive risk, including, among others, a review of compensation design and elements of the compensation programs, the balance among these program elements, role of compensation consultants and other advisors, authority and discretion of the Board, the ECC and other Board committees in compensation, controls and procedures, program and cultural elements and potential for individual or group influences; and

•	consideration of the balance of potential risks and rewards related to our compensation programs and its role in implementation of our corporate strategy.

Codes of Conduct and Ethics and Other Policies

Global Code of Conduct for Associates.    We have a Global Code of Conduct for our Associates designed to ensure that our business is conducted with integrity. Our Global Code of Conduct covers professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters. Information about the helpline and procedures are available on our website at www.tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics.    We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Director Code of Business Conduct and Ethics which promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Director Code of Business Conduct and Ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines for Directors and Executives.    Our Corporate Governance Principles provide that a director is expected to acquire initially at least $10,000 of our common stock outright and to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the directors within five years of initial election to the Board. Our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation and our President, our Chief Financial Officer and each Senior Executive Vice President is expected to attain stock ownership with a fair market value of at least three times annual base compensation. Such ownership guidelines for our executive officers are reduced by 50% at age 62. Executives are expected to make steady progress toward these ownership guidelines and to attain them within five years from their respective dates of hire as or promotion to the above positions. It is expected that executives who have not yet achieved these guidelines will retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options and vesting of restricted and deferred stock.

Board Annual Performance Reviews.    We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair, and each of our individual directors.

Sustainability.    As part of our continued commitment to corporate responsibility, TJX has long pursued solutions to sustainability challenges that are good for the environment as well as the Company’s profitability.

We continue to be committed to environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction. We have discussed our efforts with stockholder groups over the years and understand the importance to our business, stockholders, Associates, customers and communities of strong, sustainable business practices. Our corporate social responsibility report, which highlights efforts we have made in these initiatives, is available on our website at www.tjx.com.

Online Availability of Information.    The current versions of our Corporate Governance Principles, Global Associate Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website at www.tjx.com.

Communications with the Board

Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board. Stockholders and others can communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Vice President, Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members is a participant and in which such person has a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee.

In April 2012, we acquired two office buildings in Marlborough, Massachusetts intended to be used as part of our corporate headquarters for an aggregate purchase price of approximately $62.5 million from affiliates of FMR LLC, which, with its related funds, beneficially owns more than 5% of our outstanding stock. We employ Charles Barios, the brother-in-law of our CEO, as a Manager of Technical Services. He received compensation from us consistent with other Associates at his level and with his responsibilities that totaled approximately $145,436 for fiscal 2012, including salary and incentive compensation, and he participates in company benefit plans generally available to Associates. Our Corporate Governance Committee discussed and approved these transactions, consistent with our review process described above.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 11 times during fiscal 2012, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (PCAOB) concerning any relationships between PwC and TJX and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that TJX paid for professional services rendered by PwC for fiscal 2012 and fiscal 2011 were:

In thousands	2012	2011
Audit	$4,967	$4,377
Audit Related	295	415
Tax	318	488
All Other	22	12

Total	$5,602	$5,292

•

Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, assistance with review of documents filed with the SEC, and opinions on the effectiveness of internal control over financial reporting with respect to fiscal 2012 and fiscal 2011.

•	Audit related fees were for services related to consultations concerning financial accounting and reporting standards and employee benefit plan and medical claims audits.

•

Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, and requests for rulings and technical advice from tax authorities.

•	All other fees were for services related to training for TJX’s internal audit department in fiscal 2012 and fiscal 2011.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2012 with management and PwC. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2012 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2013, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chair

José B. Alvarez

David T. Ching

Amy B. Lane

Beneficial Ownership

The following table shows, as of April 16, 2012, the number of shares of our common stock beneficially owned by each director, director nominee, executive officer named in the Summary Compensation Table and all directors and executive officers as a group. All share and share-based numbers in this proxy statement reflect the two-for-one stock split effected February 2, 2012.

Name	Number of Shares(1)
Zein Abdalla	1,654
José B. Alvarez	28,827
Alan M. Bennett	32,127
Bernard Cammarata(2)(3)	3,048,994
David T. Ching	32,088
Ernie L. Herrman	683,180
Michael F. Hines	40,294
Amy B. Lane(3)	55,093
Carol Meyrowitz	565,208
Jeffrey G. Naylor	156,062
John F. O’Brien	124,208
Jerome Rossi	154,270
Willow B. Shire	134,656
Paul Sweetenham	0
All Directors, Nominees and Executive Officers as a Group (18 Persons)(4)	5,559,579

The total number of shares beneficially owned by each individual and by the group above each constitutes less than 1% of the outstanding shares. Reflects sole voting and investment power except as indicated in footnotes below.

(1)

Includes shares of common stock that the following persons had the right to acquire on April 16, 2012 or within sixty (60) days thereafter through the exercise of options: Mr. Herrman, 215,408; Ms. Lane, 12,912; Ms. Meyrowitz, 185,288; Mr. O’Brien, 24,000; Mr. Rossi, 29,148; Ms. Shire, 72,000 and all directors, nominees and executive officers as a group, 657,848. Includes performance-based restricted shares that are subject to forfeiture restrictions: Mr. Herrman, 420,000; Ms. Meyrowitz, 240,000; Mr. Naylor, 110,000; Mr. Rossi, 96,000 and all directors, nominees and executive officers as a group, 1,197,500. Includes vested deferred shares (and estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla, 677; Mr. Alvarez, 25,581; Mr. Bennett, 25,581; Mr. Ching, 18,880; Mr. Hines, 27,748; Ms. Lane, 28,079; Mr. O’Brien, 45,442; Ms. Shire, 45,616 and all directors, nominees and executive officers as a group, 217,604. Includes estimated deferred shares (and estimated deferred shares for accumulated dividends) that vest within 60 days of April 16, 2012 held by the following directors: Mr. Abdalla, 677; Mr. Alvarez, 2,546; Mr. Bennett, 2,546; Mr. Ching, 2,546; Mr. Hines, 2,546; Ms. Lane, 2,546; Mr. O’Brien, 2,546; Ms. Shire, 2,546 and all directors, nominees, and executive officers as a group, 18,499.

(2)	Excludes 3,216 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership.

(3)	Includes shares owned by trusts or a charitable foundation of which the following is a trustee or officer: Mr. Cammarata, 3,048,994 and Ms. Lane, 1,300.

(4)	Includes 16,000 shares owned jointly and over which an executive officer and spouse share voting and dispositive power.

The following table shows, as of April 16, 2012, each person known by us to be the beneficial owner of 5% or more of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
FMR LLC 82 Devonshire Street Boston, MA 02109	95,850,314	12.71%

The amounts above are based on ownership of FMR LLC at December 31, 2011, as indicated in its Schedule 13G/A filed with the SEC on February 14, 2012, which reflected sole voting power with respect to 5,289,370 of the shares and sole dispositive power with respect to 95,850,314 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Over the last 10 years, our management has led TJX’s excellent performance through weak and strong economies, more than doubling sales and earnings. We believe our compensation program has been a key component to achieving this success and is critical to motivating our management to achieve our business goals, encouraging long-term strategy, rewarding them for performance and retaining them. The fiscal 2012 compensation of our named executive officers reflects our strong performance for the fiscal year.

Our Performance

Fiscal 2012 was another successful year for TJX.

•	Our fiscal 2012 net sales reached $23.2 billion, a 6% increase over last year.

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Our U.S. businesses continued to exceed our expectations in fiscal 2012, posting significant comparable store sales increases on top of significant increases in the prior two years and continuing to increase their segment profits. Our international businesses regained their momentum by the end of fiscal 2012.

•	Our total stockholder return for fiscal 2012 was 43%.

Our performance continued to reflect strong execution by our management of our business model.

•	For the third consecutive fiscal year, we increased customer traffic.

•	We delivered another year of double digit earnings growth, with a 14% increase in adjusted earnings per share* in fiscal 2012, on top of 23% and 48% increases in the prior two years.

•	Our three- and five-year growth through fiscal 2012 surpassed that of our peer group.

•	Our market capitalization continued to grow.

Compound Annual Adjusted EPS* Growth Rates	TJX Market Capitalization FY08 - FY12

*

All share and share-based numbers in this proxy statement reflect the two-for-one stock split effected February 2, 2012. Adjusted earnings per share of TJX and several of the peer group members discussed in this Compensation Discussion and Analysis exclude from diluted earnings per share from continuing operations (EPS) computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods. TJX fiscal 2007 adjusted EPS of $0.83 excludes costs of $0.01 per share related to the Computer Intrusion from GAAP EPS of $0.82. TJX fiscal 2008 adjusted EPS of $0.97 excludes a $0.13 per share charge for a provision for Computer Intrusion related costs from GAAP EPS of $0.84. TJX fiscal 2009 adjusted EPS of $0.96 excludes a $0.04 per share benefit from the 53rd week, $0.01 per share benefit from tax adjustments and $0.02 per share benefit for a reduction in

Computer Intrusion related costs from GAAP EPS of $1.04. TJX fiscal 2011 adjusted EPS of $1.75 excludes $0.11 per share for A.J. Wright closing costs and a $0.01 per share benefit for a reduction in Computer Intrusion related costs from GAAP EPS of $1.65. TJX fiscal 2012 adjusted EPS of $1.99 excludes $0.04 per share for A.J. Wright closing costs and $0.02 per share from costs related to the conversion and grand re-opening of certain former A.J. Wright stores to other banners from GAAP EPS of $1.93. These measures may not foot due to rounding. TJX GAAP EPS for fiscal 2010 was not adjusted.

As a result of our performance-based compensation program, our executives’ fiscal 2012 compensation reflects our outstanding performance.

•

We exceeded our corporate pre-tax income-based target for fiscal 2012 under our short-term cash incentive plan, resulting in a 117.95% payout of corporate short-term award opportunities for our named executive officers.

•

Our performance for the cumulative fiscal 2010-2012 period substantially exceeded the business plan-based targets for that three year period under our long-term cash incentive plan and resulted in a 138.70% payout of award opportunities for our named executive officers.

•	We satisfied all of the performance-based vesting conditions ending in fiscal 2012 for performance-based restricted stock awards held by our named executive officers.

•	Our stock price rose to $33.69 at fiscal year-end (on a post-split basis), a 41% increase over last fiscal year end.

•	Our CEO’s earned compensation over the last five fiscal years is correlated with our strong performance:

*	Total compensation consists of base salary, short- and long-term cash incentives earned, stock options valued at grant date and performance-based restricted stock valued at grant date and allocated to the year of the related service and performance (see “Allocation of Performance-Based Restricted Stock Awards to Years of Intended Compensation” below). Reconciliations of adjusted EPS to GAAP EPS are included above.

Our Compensation Program

We have a total compensation approach focused on performance-based incentive compensation that seeks to:

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attract and retain very talented individuals in the highly competitive retail environment, maintaining an extremely high talent level in our company and providing for succession broadly across our management;

•	reward objective achievement of the short- and long-term financial objectives reflected in our business plans; and

•	enhance shareholder value by directly aligning the interests of our management and shareholders.

Our compensation program for our executives is heavily weighted to incentive compensation that is at risk. Base salary is the only one of the four principal elements of our compensation program that is fixed. Each of the other elements is variable: short- and long-term cash incentive plan awards are earned solely on the achievement of objective performance goals, vesting of performance-based restricted stock requires achievement of objective performance goals, and stock options have value only to the extent the value of our stock increases. As shown in the following charts, performance-based compensation (equity incentives, short-term cash incentives and long-term cash incentives) constituted a significant portion of our named executive officers’ (NEOs) direct annual compensation at target in fiscal 2012.

Fiscal 2012 Compensation Elements*

*	Consists of fiscal 2012 salary, target cash incentive awards under short-term (MIP) and long-term (LRPIP) plans, performance-based restricted stock awards (grant date fair value) with performance periods ending in fiscal 2012 and fiscal 2012 option awards (grant date fair value).

Elements of Compensation

Incentive compensation comprises a substantial portion of each named executive officer’s compensation opportunity. These incentives directly tie the amount of each named executive officer’s incentive compensation to objective performance achieved by TJX and its stock and thereby directly link executive compensation with the interests of our stockholders. The key elements of our compensation program are shown below:

Element	Objectives		Form

Salary	•	Attract and retain talented individuals.	Cash

	•	Provide compensation for performance of primary roles and responsibilities.

Short-Term Cash Incentives (MIP)	•	Reward achievement of financial goals for the current fiscal year, either for a single division or for a blend of divisional goals.	Cash

	•	Provide an incentive to achieve our short-term financial objectives and balance our long-term performance goals.

Long-Term Cash Incentives (LRPIP)	•	Reward achievement of multi-year financial goals, typically over three fiscal years, weighted and aggregated to reflect the goals of each division.	Cash
	•	Provide an incentive to achieve our long-term financial objectives and balance our short-term performance goals.
	•	Provide an additional retention incentive.

Equity Incentives (Options and PBRS)	•	Align the interests of our executives with shareholders.	Equity
	•	Provide an important retention incentive.

Health, Retirement and Other Benefits	•	Provide health and welfare, deferred compensation and retirement benefits, as well as limited perquisites, to maintain our competitive position and promote retention.	Insurance/Cash

Our incentive compensation program is consistent and transparent to our Associates.    The targets that must be achieved to earn incentive awards and performance-based restricted stock are clear, objective and directly reflect our targeted operating performance. The incentive compensation targets for all of our divisions are derived from our Board-approved business plans, which, in turn, form the basis for our corporate incentive targets.

Our compensation program aligns the interests of our Associates, our businesses and our stockholders and is designed to drive outstanding performance.    The incentive plan targets are derived from our business plans, focusing all of our executives and other key Associates on the same objectives. For our short-term cash incentive plan, the ECC selected an annual operating profit goal measure based on pre-tax income. Annual performance for divisional level Associates is measured based on targets taken from the divisional business plans and annual performance for our executives and other corporate Associates is measured against an aggregation of those divisional targets. For our long-term cash incentive plan, the ECC selected an operating goal and approved a target that is the weighted aggregation of multi-year divisional profit targets, designed to measure results over the long term. The weighting and aggregation of the long term divisional goals, based on adjusted pre-tax income measures, adds focus on performance division by division and encourages growth and performance of the smaller divisions. The business plans that underlie our incentive targets also are the basis for the projections of performance that we give to investors at the beginning of each fiscal year. As a result, our incentive targets across the company drive the performance that we need to achieve our projections and align the interests of our Associates and those of our stockholders.

We believe that our approach to compensation serves to align management’s interests with those of shareholders and has contributed to our strong overall performance over many years in all types of business environments. As of the end of fiscal 2012, our total stockholder return significantly exceeded the performance of the general market (S&P 500) and our industry index (Dow Jones U.S. Apparel Retailers Index) over the past three- and five-year fiscal periods.

TJX Total Shareholder Return Growth v. Market and Retail Indexes

We maintain shareholder friendly pay practices.

•	Our named executive officers receive limited perquisites, all of which are shown and quantified in the Summary Compensation Table.

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Our short- and long-term bonuses are earned by our executives based solely on achievement of objective Board-approved metrics. The bonus payouts for our named executive officers can be decreased but not increased under our bonus plans and are subject to limits on maximum payout.

•	All of our restricted stock awards have performance-based vesting conditions in addition to time-based vesting conditions. None of these awards vest based on time alone.

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We do not provide tax gross-ups on regular compensation or golden parachute tax gross-ups. Severance benefits are payable to our named executive officers following a change of control only upon involuntary terminations of employment or termination by the executive for “good reason.”

•	We have not offered a primary Supplemental Executive Retirement Plan (SERP) benefit to new participants for many years. Only vested participants still have this benefit.

•	Our executive officers are subject to and are in compliance with published stock ownership guidelines.

Our stockholders showed strong approval for our executive compensation program.    At our last annual meeting, 97% of our stockholders voting on the proposal approved our advisory “say on pay” proposal on the compensation of our executive officers. The ECC views these results as demonstrating stockholders’ support for our approach to executive compensation, including the focus on incentive components linked to our performance, and was mindful of this support when acting on compensation matters during the remainder of fiscal 2012 and in considering compensation for fiscal 2013.

How Compensation Decisions Are Made

The Executive Compensation Committee (ECC), an independent committee of our Board of Directors, is responsible for compensation design and for approving compensation for our executive officers. The ECC has the authority, without Board or management approval, to retain and terminate its compensation consultants and to determine their fees and terms of engagement. The ECC reviews and approves compensation matters at various meetings during the year.

The ECC has used the same principle of compensation design for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives. In determining the overall level of executive compensation and the allocation of its components, the ECC considers various factors, such as company and divisional performance, individual performance and responsibility, market data, retention and succession planning.

The ECC reviews our overall corporate and divisional performance as well as the individual performance of the executives, including both quantitative and qualitative performance factors. In setting targets and evaluating performance, the ECC reviews various metrics of corporate performance, including adjusted EPS. Our named executive officers play a limited role in the executive compensation process. Our named executive officers participate in our strategic planning process and recommend to the Board for its review and approval the annual and multi-year business plans for TJX and its divisions. These approved plans are the basis for the short- and long-term incentive performance targets and the restricted stock performance criteria, all of which are approved by the ECC. Additionally, our CEO provides an annual self-assessment and annual performance reviews of the other named executive officers and makes recommendations to the ECC regarding the base salaries and other elements of compensation for those executives. The Corporate Governance Committee of the Board provides the ECC with a review of the performance of our CEO for the year, including her achievement of performance objectives set by the Corporate Governance Committee in addition to those provided in our incentive plans, but does not make compensation recommendations. The ECC then considers these performance reviews and recommendations in establishing base salaries, cash incentive opportunities and equity grants.

The ECC also consults with and reviews data from a compensation consultant to assess the overall competitiveness of our executives’ individual compensation and our compensation programs overall. For fiscal 2012 compensation, as discussed below under “ECC Compensation Consultant and Peer Group Information,” the ECC reviewed peer group data provided by Pearl Meyer & Partners, LLC (PM&P), its independent compensation consultant, with respect to the named executive officers. The ECC also receives advice from PM&P on other matters, such as contracts with executives and plan targets.

The ECC considers the effects on retention and succession at the executive officer and other management levels when determining the levels and design of compensation. The ECC takes into account contractual obligations, historical compensation practices believed successful and the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)). The ECC also considers matters such as recruitment, new hires, promotions, organizational changes, relocations and transitional roles.

The ECC uses all of this information to determine the overall level and appropriate mix of short-term versus long-term incentive opportunities and cash versus equity-based compensation and opportunities to provide a competitive mix and encourage achievement of our short- and long-range goals and also encourage employee retention and succession. The ECC separately determines individual compensation components at its various meetings throughout the year. The ECC also uses this information to determine the appropriate level of retirement benefits, deferred compensation opportunities and limited perquisites. These help us maintain our competitive position and retain our executives.

ECC Compensation Consultant and Peer Group Information

The ECC engaged PM&P to serve as the independent compensation consultant to the ECC for fiscal 2012. PM&P advised the ECC with respect to the design and competitive positioning of base salary, annual bonus and long-term cash and equity incentives for our named executive officers and other senior management, including terms of employment agreements. PM&P did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee with respect to compensation of directors. PM&P reported to the ECC, which determined the scope of PM&P’s engagement and fees.

The ECC uses a peer group to provide context for its compensation decision-making for our named executive officers. Each year, the ECC considers revisions to the peer group and in fiscal 2011 it substantially revised the peer group. In June 2011, advised by PM&P, the ECC reviewed the composition of its peer group, including considerations of the following pre-determined criteria:

•	industry similarity;

•	companies with revenues approximately one-third to three times our annual revenue (generally between $7B and $65B at that time);

•	companies with market capitalization approximately one-fourth to four times our market capitalization (generally between $5B and $74B at that time); and

•	similar levels of complexity in terms of global operations and brand and/or product line diversity.

The ECC determined that the following peer group of 17 large, publicly traded consumer-oriented companies used in fiscal 2011 continued to be an appropriate peer group for TJX for fiscal 2012:

Fiscal 2012 Peer Group Companies

Amazon.com, Inc.	Kimberly-Clark Corporation	Nordstrom, Inc.
Bed Bath & Beyond Inc.	Kohl’s Corporation	Ross Stores, Inc.
Best Buy Co., Inc.	Limited Brands, Inc.	Staples, Inc.
Costco Wholesale Corporation	Lowe’s Companies, Inc.	Target Corporation
The Gap, Inc.	Macy’s, Inc.	YUM! Brands, Inc.
J. C. Penney Company, Inc.	Nike, Inc.

Although the ECC uses peer group data to provide context for its own determinations, it does not target compensation or any element of compensation for our named executive officers by reference to any specified level at the peer group.

Compensation Design

Compensation for our named executive officers includes base salary, incentive compensation (both equity and cash) and other benefits, each of which is described further below. The ECC evaluates and balances the portion of total compensation payable as each element of compensation rather than applying a set formula.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year. Base salary contributes to our overall compensation approach by providing competitive, fixed compensation to attract and retain talented individuals at a level that reflects the executive’s responsibilities, performance, experience and value in the marketplace. Base salaries are reviewed on an annual basis and also at the time of a new employment agreement, promotion, or other significant changes in responsibilities.

Incentive Compensation

A significant portion of each named executive officer’s compensation is equity and cash incentive compensation granted under awards requiring an increase in the value of our stock or achievement of performance goals, at levels specified by the ECC, based on performance measures approved by our stockholders. Our equity-based and cash incentive compensation for our U.S. named executive officers in fiscal 2012 was intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

Short-Term Cash Incentives (MIP).    The annual cash incentive awards made under our Management Incentive Plan (MIP) are designed to motivate our named executive officers and other key Associates to achieve or exceed a performance target established for the fiscal year. Each MIP award has a target award opportunity based on achievement of this target. The actual payout of a MIP award is determined by measurement of actual performance against the performance target. If the targeted performance is met, participants are eligible to receive their target MIP awards. If performance exceeds the performance target, participants are eligible to be paid more than their target MIP awards based on the extent to which performance exceeds the performance targets (but not more than two times the target award, and not more than a pre-established maximum, $5 million per award under current plan terms, for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance target, participants are eligible to receive a payout below their MIP target awards, based on the extent to which performance falls below the performance targets; or, if performance does not meet a minimum threshold, no award is earned. MIP performance targets (including any objective factors that may affect financial results, the occurrence of which would result in automatic adjustments to the targets), award opportunities and amounts payable at different levels of performance are pre-established by the ECC for the fiscal year. Performance results must be certified by the ECC, which has the authority to reduce but not increase the MIP awards to our named executive officers.

Long-Term Cash Incentives (LRPIP).    The long-term cash incentive awards made under our Long Range Performance Incentive Plan (LRPIP) are designed to motivate our named executive officers and other key Associates to achieve or exceed cumulative performance targets for a multi-year period, which also promotes retention. Each LRPIP award has a target award opportunity based on achievement of these targets. As with the MIP, the payout of LRPIP awards is determined by measurement of actual performance against the pre-established performance targets. If the targeted performance is met, participants are eligible to receive their target LRPIP awards. If performance exceeds the performance targets, participants are eligible to be paid more than their target LRPIP awards based on the extent to which performance exceeds the performance targets (but not more than 150% of the target award, and not more than a pre-established maximum, $5 million per award under current plan terms, for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance targets, participants are eligible to receive a payout below their LRPIP target awards, based on the extent to which performance falls below the performance targets, or, if performance does not meet a minimum threshold, no award is earned. LRPIP performance targets (including any objective factors, the occurrence of which would result in automatic adjustments to the targets), award opportunities and amounts payable at different levels of performance are pre-established by the ECC for each performance cycle. Performance results must be certified by the ECC, which has the authority to reduce but not increase the LRPIP awards to our named executive officers.

Equity-Based Compensation.    Equity awards are made under our Stock Incentive Plan, or SIP, generally in the form of stock options and performance-based restricted stock awards. The ECC grants each stock option with an exercise price equal to the closing price of our common stock on the date of grant. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus linking the interests of our executive officers with those of our stockholders. Performance-based restricted stock awards vest only to the extent of achievement of the performance criteria, linked to TJX’s financial performance, provided for those awards. Both stock options and performance-based restricted stock awards also have service-based vesting conditions that provide important retention incentives.

Other Elements of Compensation

Retirement Benefits.    All of our U.S. named executive officers participate in a broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. They are also eligible to participate in our 401(k) plan. As a resident of the U.K., Mr. Sweetenham participated in our retirement plan for U.K. Associates under which participants may defer earnings, receive an employer match and invest their funds to purchase benefits at retirement. We also maintain a Supplemental Executive Retirement Plan, or SERP. Ms. Meyrowitz and Mr. Rossi participate in our primary SERP benefit program. Mr. Herrman and Mr. Naylor participate in our alternative SERP benefit program, each discussed below under “Pension Benefits.”

Deferred Compensation.    Our U.S. named executive officers can defer compensation under our Executive Savings Plan, or ESP, an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention. Amounts deferred are notionally invested in mutual funds or other market investments. Participants in the ESP (other than those eligible for our primary SERP benefit) receive an employer match, subject to a vesting schedule, that is similarly notionally invested. Mr. Naylor and Mr. Herrman received this match for fiscal 2012, a portion of which is based on our performance under MIP. Mr. Sweetenham was eligible for a similar performance-based deferred compensation benefit in the U.K., which was forfeited in connection with his departure from TJX. Some of our named executive officers also have amounts previously deferred under our General Deferred Compensation Plan, or GDCP, now closed to new deferrals. Under this plan, deferrals are credited to an account that earns notional interest until distributed at an annually adjusted rate based on U.S. Treasury securities. Our deferred compensation plans for named executive officers are discussed below under “Nonqualified Deferred Compensation Plans.”

Perquisites.    We provide limited perquisites and other personal benefits to our named executive officers. These benefits, which are all included below as part of All Other Compensation detailed in footnote 5 of the Summary Compensation Table, generally consist of automobile allowances, financial and tax planning services, payment of insurance premiums and payment of legal fees associated with employment agreement negotiations. None of these perquisites is grossed up for taxes.

Fiscal 2012 Compensation

Fiscal 2012 Base Salary.    Ms. Meyrowitz and Mr. Herrman’s salaries were set at the end of fiscal 2011 in connection with their employment agreements and reflected the new roles they assumed in fiscal 2012, including the mutual expectation that Ms. Meyrowitz would retain responsibility for all executive functions associated with her role as Chief Executive Officer but that, with Mr. Herrman taking on the role of President, she would be able to delegate more of her day-to-day responsibilities. During fiscal 2012, the ECC approved salary increases for Mr. Rossi and Mr. Naylor based on various factors including assessment of individual performance, our fiscal 2011 performance, responsibilities, contractual agreements and peer group review. The overall salary earned by each named executive officer during fiscal 2012 is reflected in the Summary Compensation Table. The base salaries for our named executive officers as of the end of fiscal 2012 were as follows:

Name	Salary
Carol Meyrowitz	$1,320,000
Ernie L. Herrman	$1,100,000
Jeffrey G. Naylor	$830,000
Jerome Rossi	$780,000
Paul Sweetenham	£525,045

Fiscal 2012 MIP.    The MIP award opportunities for all of our named executive officers other than Mr. Sweetenham were based solely on our corporate MIP target. Mr. Sweetenham’s award opportunity was based on both corporate and TJX Europe targets. For fiscal 2012, the target MIP award opportunities (as a percentage of salary earned during the fiscal year) were as follows:

Name	% of Salary	Goals
Carol Meyrowitz	150%	Corporate
Ernie L. Herrman	80%	Corporate
Jeffrey G. Naylor	65%	Corporate
Jerome Rossi	50%	Corporate
Paul Sweetenham	55%	75% TJX Europe; 25% Corporate

For fiscal 2012, the ECC approved MIP performance targets based on Board-approved divisional pre-tax income plans, a metric intended to focus the executives on targets that drive the performance the company needs to achieve its publicly announced performance projections for the fiscal year. For corporate Associates, the MIP performance target was consolidated divisional pre-tax income excluding capitalized inventory costs, and intercompany, imputed, direct and fixture interest income and expense and did not include the former A.J. Wright division. For TJX Europe, the MIP performance target was TJX Europe divisional pre-tax income excluding capitalized inventory costs, and intercompany, imputed, direct and fixture interest income and expense. In setting the targets, the ECC believed that they were challenging but reasonably achievable. The table below shows these performance targets as well as the performance at or below which the award payout is zero and at or above which the award payout is the maximum under the terms of the award.

Fiscal 2012 MIP Targets

(Amounts in 000’s)

	Threshold (% of Target)	Target	Maximum (% of Target)
Corporate	$2,112,977 (80%)	$2,641,221 (100%)	$3,018,538 (114.3%)
TJX Europe	£78,347 (75%)	£104,463 (100%)	£125,355 (120%)
Payout (%)	0%	100%	200%

The MIP awards for fiscal 2012 for our named executive officers were earned as follows:

Fiscal 2012 MIP Results

(Amounts in 000’s)

	MIP Target	Actual Performance	Amount Above Target	% of Target	MIP Award Payout Percentage
Corporate	$2,641,221	$2,708,956	$67,735	102.6%	117.95%
TJX Europe	£104,463	£45,142	—	43.2%	0%

Based on these results, the named executive officers earned awards equal to 117.95% of their award opportunities, other than Mr. Sweetenham, who earned a fiscal 2012 MIP award of 29.49% of his target award opportunity (117.95% of 25% of his target award).

Completion of Fiscal 2010-2012 LRPIP Award Cycle.    Fiscal 2012 completed the performance cycle for the fiscal 2010-2012 LRPIP awards. Our LRPIP award target for our named executive officers was based on our Board-approved business plans for the covered fiscal years at the time of grant to reflect overall company performance objectives and was intended to motivate achievement of long-term business goals. The target was based on an aggregate of weighted cumulative pre-tax income targets for each of our divisions for fiscal years 2010, 2011 and 2012, excluding capitalized inventory costs, but including intercompany, imputed, direct and fixture interest income and expense, and automatically adjusted during fiscal 2011 to exclude the A.J. Wright division. Actual divisional performance for the cycle was compared to each divisional target resulting in divisional payout percentages, based on a pre-established formula (payout ranging from 0% to 150% for performance ranging from 33% to 133% of the divisional performance target). These percentages were then weighted according to pre-established weightings designed to make performance at the smaller divisions more meaningful to the LRPIP award and intended to promote focus on their performance. The resulting weighted divisional percentages were added together to determine the overall award payout percentage. In setting the targets, the ECC believed that they were challenging but reasonably achievable.

For the fiscal 2010-2012 LRPIP cycle, our named executive officers’ target award opportunities were: Ms. Meyrowitz, $1,423,333; Mr. Herrman, Mr. Naylor and Mr. Sweetenham, $700,000; and Mr. Rossi, $375,000. Their actual awards for this cycle, shown in the Summary Compensation Table, were earned on the following basis:

Fiscal 2010-2012 LRPIP Results

(Amounts in 000’s)

Divisions	Cumulative 3-Year Performance Target		Cumulative 3-Year Actual Performance		Unweighted Contribution to Target Award	Divisional Weightings*	Weighted Contribution to Target Award
In the US:
Marmaxx		$3,708,378		$6,135,242	150.00%	68.4%	102.63%
HomeGoods		$117,739		$566,526	150.00%	10.5%	15.79%
TJX Canada	C$	670,485	C$	1,066,012	150.00%	10.5%	15.79%
TJX Europe		£321,905		£198,947	42.70%	10.5%	4.49%

					Total LRPIP Award: 138.70%

*	Measures may not foot due to rounding.

Grant of Fiscal 2012-2014 LRPIP Award Opportunities.    The ECC established the following LRPIP target award opportunities for the fiscal 2012-2014 cycle for our named executive officers: Ms. Meyrowitz, $1,320,000; Mr. Herrman, $1,100,000; Mr. Naylor and Mr. Sweetenham, $700,000; and Mr. Rossi, $375,000. The minimum level for any payout is 33.33% of the performance target and the maximum payout level is 133.33% of the performance target. Consistent with our past disclosure practice, we plan to disclose the performance targets, which are based on business targets for future periods, after the completion of the performance cycle.

Equity-Based Compensation

Grant of Performance-Based Restricted Stock Awards.    The ECC granted performance-based restricted stock awards in fiscal 2012 to our named executive officers, as shown in the Grant of Plan Based Awards table, other than our CEO and our President, who each were granted restricted stock awards in connection with their new employment agreements at the end of fiscal 2011. The ECC determined the number of shares granted in fiscal 2012 based on factors including the level of responsibility of the executives, the potential value of each grant and the executive’s total compensation. The performance condition for full vesting of these awards is achievement of a payout of not less than 67% of the target corporate LRPIP payout for the performance period, linking the vesting with our corporate performance. Performance below this target level reduces the number of shares that would otherwise vest, pro rata, with no shares vesting if performance is below the minimum threshold. Vesting of these performance-based restricted stock awards is also subject to satisfaction of the service requirements specified in the awards. The ECC believes these awards perform an important retention function.

Allocation of Performance-Based Restricted Stock Awards to Years of Intended Compensation.    Under SEC rules, the entire value of our performance-based restricted stock awards is shown in the Summary Compensation Table in the year of grant. As a result, the equity compensation of our named executive officers shown in the Summary Compensation Table for a particular year sometimes reflects awards intended by the ECC to compensate the executives for service and performance in different years. For example, performance-based restricted stock awards for Ms. Meyrowitz reflected in the Summary Compensation Table for fiscal 2011 valued at approximately $5,725,000 (based on the grant date fair value) were intended by the ECC to compensate Ms. Meyrowitz for service and performance in fiscal 2012.

Satisfaction of Performance-Based Vesting Conditions for Restricted Stock Awards.    During fiscal 2012, each named executive officer held performance-based restricted stock awards with performance-based vesting criteria that were satisfied based on fiscal 2012 MIP performance or fiscal 2010-2012 LRPIP performance.

•

The fiscal 2012 portion of the award held by Ms. Meyrowitz fully vested upon ECC certification of achievement of a fiscal 2012 MIP payout of 117.95% of the corporate MIP target awards (as described under “Fiscal 2012 MIP” above). The performance condition for full vesting was achievement of a payout of not less than 67% of the corporate MIP target payout, which required us to achieve 93% of the targeted performance reflected in the fiscal 2012 plan.

•

The awards held by our other named executive officers contained performance-based vesting conditions that were satisfied due to achievement of a payout of 138.70% of the fiscal 2010-2012 LRPIP target awards (as described under “Completion of Fiscal 2010-2012 LRPIP Award Cycle” above). The performance condition for full vesting of these awards was achievement of a payout of not less than 67% of the fiscal 2010-2012 LRPIP target payout, which, as a result of the weighting of the smaller divisions, required us to achieve 78% of the targeted cumulative performance reflected in the fiscal 2010-2012 plan (assuming that each division performed at the same level against its target performance). These awards remain subject to service-based vesting conditions after fiscal 2012.

Grant of Stock Options in Fiscal 2012.    The ECC determined the number of stock options granted to our named executive officers and other Associates in September 2011 by setting a fixed dollar value by executive and/or position and dividing this value by the stock price on the grant date. All options were granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the grant date, and in general, have a maximum term of ten years, vest over three years and, to the extent vested, are exercisable for a limited period following termination of employment.

Related Policies and Considerations

Employment Agreements.    The ECC reviewed and approved, after consultation with its independent compensation consultant, individual employment agreements for each of our named executive officers that set their terms of employment, including compensation, benefits and termination and change of control provisions discussed below under “Severance and Change of Control Provisions.” The agreements establish a minimum level of base salary and provide for participation in SIP, MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to the terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans.

Each of the employment agreements with Ms. Meyrowitz, Mr. Herrman, and Mr. Naylor, described in our proxy statement for fiscal 2011 and with the notes and narrative to the compensation tables below, became effective at the beginning of fiscal 2012 and, unless earlier terminated in accordance with its terms, continues until February 2, 2013 for Ms. Meyrowitz and Mr. Herrman and until February 1, 2014 for Mr. Naylor. In January 2012, we entered into a new employment agreement with Mr. Rossi that became effective at the beginning of fiscal 2013 and, unless earlier terminated in accordance with its terms, continues until February 1, 2014. This new employment agreement replaces his previous two-year agreement entered into in January 2010 and, among other things, set his minimum base salary at $780,000.

Severance and Change of Control Provisions.    We provide severance terms, including in connection with a change of control in our employment agreements and plans, and, as with Mr. Sweetenham, in separate arrangements that may be negotiated in connection with a departure. In connection with these terms, each named executive officer has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our shareholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations, such as foreign status. These provisions are described under “Potential Payments upon Termination or Change of Control.”

Stock Ownership Guidelines.    We have stock ownership guidelines that apply to all of our executive officers. As described above under “Stock Ownership Guidelines for Directors and Executives” in “Corporate Governance,” our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation and our President, our Chief Financial Officer and each Senior Executive Vice President is expected to attain stock ownership with a fair market value of at least three times annual base compensation. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. Our policies also prohibit our executive officers from engaging in hedging transactions with respect to TJX stock. Each of our executive officers is in compliance with our stock ownership guidelines and policies.

Tax and Accounting Considerations.    We generally structure U.S. incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. We are seeking stockholder approval of the performance goals under MIP and LRPIP, consistent with Section 162(m), and we continue to emphasize performance-based compensation for executives and thus generally minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Equity Grant Practices.    All of our equity awards are made under our stockholder-approved SIP. Virtually all of our stock options and other equity-based awards are granted at regularly scheduled ECC meetings held at approximately the same times each year. The specific dates of the meetings are scheduled by the Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances, typically at regularly scheduled ECC meetings and in connection with new hires or promotions, the ECC approves or grants stock options and stock awards at other times during the year. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the New York Stock Exchange on the grant date. The SIP prohibits, without stockholder approval, any repricing requiring stockholder approval under applicable NYSE rules.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for fiscal year ended January 28, 2012.

Executive Compensation Committee

Alan M. Bennett, Chair

José B. Alvarez

John F. O’Brien

Willow B. Shire

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2012 (collectively, our named executive officers):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Carol Meyrowitz(6)	2012	$1,320,000	—	—	$708,954	$4,309,576	$4,700,459	$48,660	$11,087,649
Chief Executive Officer	2011	$1,575,000	—	$12,559,150	$947,524	$4,127,571	$3,826,370	$43,495	$23,079,110
	2010	$1,475,000	—	$7,692,000	$1,168,840	$4,409,361	$2,565,940	$50,971	$17,362,112

Ernie L. Herrman(7)	2012	$1,100,000	—	—	$591,537	$2,008,860	$432,987	$310,681	$4,444,065
President	2011	$987,021	—	$4,664,150	$631,755	$1,839,085	$250,167	$294,210	$8,666,388
	2010	$925,000	—	$772,500	$779,390	$1,747,180	$190,998	$41,280	$4,456,348

Jeffrey G. Naylor(8)	2012	$823,078	—	$1,488,000	$443,227	$1,601,933	$272,302	$243,994	$4,872,534
Senior Executive Vice President, Chief Financial and Administrative Officer	2011	$773,656	—	$1,419,200	$473,925	$1,506,429	$178,511	$239,892	$4,591,613
	2010	$740,000	—	$643,750	$584,666	$1,543,680	$114,886	$115,375	$3,742,357

Jerome Rossi	2012	$773,943	—	$595,200	$443,227	$976,558	$649,987	$43,473	$3,482,388
Senior Executive Vice President, Group President	2011	$730,290	—	$842,650	$473,925	$1,018,251	$744,267	$43,559	$3,852,942
	2010	$700,000	—	$309,000	$584,666	$1,090,900	$873,736	$43,347	$3,601,649

Paul Sweetenham(9)	2012	$838,864	—	$1,240,000	$320,443	$1,122,305	—	$1,168,166	$4,689,778
Senior Executive Vice President, Group President, Europe	2011	$812,035	—	$1,419,200	$342,652	$830,100	—	$354,696	$3,758,683
	2010	$734,349	—	$515,000	$350,922	$969,251	—	$310,987	$2,880,509

(1)	Reflects salary adjustments during the fiscal year.

(2)	Reflects the aggregate fair value of stock and option awards on the grant date, computed in accordance with relevant accounting rules. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2012, MIP amounts were: Ms. Meyrowitz, $2,335,413; Mr. Herrman,$1,037,960; Mr. Naylor, $631,033; Mr. Rossi, $456,433; and Mr. Sweetenham, $136,048. For the LRPIP cycle for fiscal 2010-2012, the amounts were: Ms. Meyrowitz, $1,974,163; Mr. Herrman, $970,900; Mr. Naylor, $970,900; Mr. Rossi, $520,125 and Mr. Sweetenham, $986,257. Amounts earned were paid in 2012 following the ECC’s certification of performance results.

(4)	Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Mr. Sweetenham did not participate in these plans. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2012. Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown in this footnote 5 represent the direct dollar cost incurred by us in providing these perquisites and other personal benefits.

	Automobile Benefit	Reimbursement for Financial, Tax Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Paid or Accrued Termination Payments(c)	Total All Other Compensation
Carol Meyrowitz	$35,904	$6,638	$4,983	$1,135	—	$48,660
Ernie L. Herrman	$35,904	$1,500	$272,142	$1,135	—	$310,681
Jeffrey G. Naylor	$35,904	$1,500	$205,455	$1,135	—	$243,994
Jerome Rossi	$35,904	$1,500	$4,934	$1,135	—	$43,473
Paul Sweetenham	$35,434	$11,184	$67,109	$2,035	$1,052,404	$1,168,166

(a)	Reflects matching contributions under our 401(k) plan as well as, in the case of Mr. Herrman and Mr. Naylor, the matching credits under our ESP. For Mr. Sweetenham, the amount reflects matching contributions under our U.K. retirement plan. As a U.K. resident, Mr. Sweetenham did not participate in our U.S. retirement or deferred compensation plans.

(b)	Reflects company-paid amounts under our management life insurance program or, for Mr. Herrman, payment in lieu of participation in that program.

(c)	Reflects amounts accrued at the end of fiscal 2012 with respect to Mr. Sweetenham’s departure from TJX, consisting of payments by TJX UK in respect of his U.K. contractual rights of £567,887 and accrued holiday pay of £90,812. Mr. Sweetenham is eligible to receive additional termination-related amounts if he satisfies non-competition, non-solicitation and related obligations to us. See “Potential Payments upon Termination or Change of Control.”

(6)	Consistent with SEC reporting rules, Ms. Meyrowitz’s stock awards and total compensation reported above for fiscal 2012 do not include the value of 240,000 shares of performance-based restricted stock with service and performance conditions relating to fiscal 2012 and intended by the ECC as compensation for fiscal 2012 which were granted at the end of fiscal 2011 and reported in the 2011 proxy statement.

(7)	Mr. Herrman’s stock awards and total compensation for fiscal 2012 do not include his award of 110,000 shares of performance-based restricted stock granted at the end of fiscal 2011 and reported in the 2011 proxy statement.

(8)	Mr. Naylor served as Senior Executive Vice President, Chief Financial and Administrative Officer through the end of fiscal 2012 and, as of the beginning of fiscal 2013, serves as Senior Executive Vice President, Chief Administrative Officer.

(9)	Mr. Sweetenham was generally paid in U.K. pounds sterling. The amounts shown in the table are converted from pounds sterling at the average annual exchange rate of $1.5977 per pound for fiscal 2012, $1.5466 per pound for fiscal 2011 and $1.5895 per pound for fiscal 2010. The equity awards granted Mr. Sweetenham during fiscal 2012 were forfeited in connection with his departure, as further described below.

Total compensation for our named executive officers consists of base salary, short-term and long-term cash incentives, equity incentives, retirement and deferred compensation benefits and limited perquisites. Mr. Sweetenham also received termination-related payments in connection with his departure, as further described below. Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP and received cash and equity incentives only pursuant to these plans during fiscal 2012. Ms. Meyrowitz’s agreement provides for target awards during the term of the agreement of at least 150% of her base salary for MIP and at least 100% of her base salary for LRPIP and for an automobile allowance commensurate with her position.

Ms. Meyrowitz and Mr. Rossi participated in our primary SERP benefit and Mr. Herrman and Mr. Naylor participated in our alternative SERP benefit. All of our U.S. named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. Mr. Naylor and Mr. Herrman received matching credits under the ESP during all or part of fiscal 2012. Mr. Sweetenham, as a resident of the U.K., participated in a retirement plan for U.K. Associates under which they may defer salary and bonus and receive an employer match. Our named executive officers were entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2012

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2012 to our named executive officers:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards(1)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Carol Meyrowitz
MIP(3)		—	$1,980,000	$3,960,000
LRPIP(4)		—	$1,320,000	$1,980,000
Stock Options	09/07/11								108,320	$26.555	$708,954
Stock Awards(5)	—				—	—	—	—			—

Ernie L. Herrman
MIP(3)		—	$880,000	$1,760,000
LRPIP(4)		—	$1,100,000	$1,650,000
Stock Options	09/07/11								90,380	$26.555	$591,537
Stock Awards(5)	—				—	—	—	—			—

Jeffrey G. Naylor
MIP(3)		—	$535,000	$1,070,000
LRPIP(4)		—	$700,000	$1,050,000
Stock Options	09/07/11								67,720	$26.555	$443,227
Stock Awards	04/04/11				0	60,000	60,000	—			$1,488,000

Jerome Rossi
MIP(3)		—	$386,970	$773,940
LRPIP(4)		—	$375,000	$562,500
Stock Options	09/07/11							—	67,720	$26.555	$443,227
Stock Awards	04/04/11				0	24,000	24,000				$595,200

Paul Sweetenham
MIP(3)		—	$461,375	$922,750
LRPIP(4)		—	$700,000	$1,050,000
Stock Options	09/07/11								48,960	$26.555	$320,443
Stock Awards	04/04/11				0	50,000	50,000	—			$1,240,000

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(2)	Reflects the aggregate fair market value of stock and option awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

(3)	Reflects award opportunities under the fiscal 2012 MIP for which performance is complete. Actual amounts earned under the fiscal 2012 MIP awards are disclosed in footnote 3 to the Summary Compensation Table.

(4)	Reflects award opportunities under the fiscal 2012-2014 LRPIP cycle. Amounts earned by Mr. Sweetenham under LRPIP are paid in pounds sterling based on the exchange rate in effect at the end of the cycle.

(5)	Ms. Meyrowitz and Mr. Herrman received performance-based restricted stock awards at the end of fiscal 2011 and did not receive stock awards in fiscal 2012.

Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in “Compensation Discussion and Analysis.”

In fiscal 2012, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Stock options have a maximum term of ten years and generally vest in equal annual installments over three years, upon a change of control and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the named executive officer had not retired and remain exercisable for an extended period, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for six months following termination (or such other period of up to three years as the ECC determines at or after the grant date), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control. For performance-based restricted stock granted to our named executive officers in fiscal 2012, the service-based conditions are satisfied by continuous employment through the scheduled vesting date (or, for Mr. Naylor, through the end of fiscal 2013), and the performance-based conditions are tied to the corporate performance target under our LRPIP for the fiscal 2012-2014 cycle, with full vesting subject to achievement of a payout of at least 67% of the target payout under LRPIP for the cycle. If the LRPIP payout is less than 67% for the cycle, a prorated portion of the unvested award will be forfeited. If no LRPIP payout is achieved for the cycle, the entire unvested award will be forfeited. When a participant’s shares of restricted stock vest, the participant is entitled to any dividends paid on the shares while they were restricted.

After the close of fiscal 2012, the ECC modified the service-based condition applicable to Mr. Rossi’s award in connection with his new employment agreement. As modified, the service-based condition would be satisfied by Mr. Rossi’s continued employment through fiscal 2014 (to correspond with the term of his new agreement), with any additional service condition waived, and he would be entitled to the award to the extent the original performance-based conditions are met.

Outstanding Equity Awards at Fiscal 2012 Year End

The following table provides information on outstanding option and stock awards held as of January 28, 2012 by our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3)	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Carol Meyrowitz	127,014	63,506	—	$18.870	09/17/19
	58,274	116,546		$20.565	09/09/20
	0	108,320		$26.555	09/07/21
						240,000	$8,084,400	240,000	$8,084,400

Ernie L. Herrman	60,000	0	—	$14.615	09/10/17
	136,860	0		$17.515	09/08/18
	84,694	42,346		$18.870	09/17/19
	38,854	77,706		$20.565	09/09/20
	0	90,380		$26.555	09/07/21
						60,000	$2,021,100	180,000	$6,063,300

Jeffrey G. Naylor	0	31,766	—	$18.870	09/17/19
	0	58,292		$20.565	09/09/20
	0	67,720		$26.555	09/07/21
						50,000	$1,684,250	110,000	$3,705,350

Jerome Rossi	0	31,766	—	$18.870	09/17/19
	29,148	58,292		$20.565	09/09/20
	0	67,720		$26.555	09/07/21
						24,000	$808,440	48,000	$1,616,880

Paul Sweetenham(4)	0	19,066	—	$18.870	09/17/19
	0	42,144		$20.565	09/09/20
	0	48,960		$26.555	09/07/21
						40,000	$1,347,400	100,000	$3,368,500

(1)	All option awards have a ten-year maximum term and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations.

(2)	Market values reflect the closing price of our common stock on the New York Stock Exchange on January 27, 2012 (the last business day of the fiscal year).

(3)	The following table shows the scheduled vesting dates for our named executive officers’ unvested shares as of January 28, 2012, subject to satisfaction of the performance- and service-based conditions of the award and assuming ECC certification of performance:

Name	Number of Unvested Shares	Vesting Date(a)
Carol Meyrowitz	240,000	03/6/2012
	240,000	03/2013(b)

Ernie L. Herrman	60,000	09/06/12
	70,000	09/06/13
	110,000	09/06/14

Jeffrey G. Naylor	50,000	04/15/12
	50,000	04/15/13
	60,000	03/2014(b)(c)

Jerome Rossi	24,000	09/06/12
	24,000	09/06/13
	24,000	03/2014(b)(d)

(a)	The restricted stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. Each of Ms. Meyrowitz’s stock awards has performance-based vesting conditions that will be satisfied if MIP performance, as certified by the ECC, for the fiscal year immediately preceding the vesting date results in a payout of at least 67% of the corporate MIP target award payout and service-based vesting conditions that will be satisfied by continued employment through the end of such fiscal year or earlier involuntary termination. Each other stock award shown above has performance-based vesting conditions that will be satisfied if LRPIP performance, as certified by the ECC, for the cycle most recently completed prior to the vesting date results in a payout of at least 67% of the LRPIP target award payout and service-based vesting conditions that will be satisfied by continued employment through the vesting date (except as described below for certain awards held by Mr. Naylor and Mr. Rossi). Each unvested award will be partially forfeited if the payout is less than 67%, or entirely forfeited if no payout is achieved, under MIP or LRPIP, as applicable, for the applicable year or cycle.

(b)	Expected date of ECC certification of applicable performance results.

(c)	Service-based vesting condition will be satisfied by continued employment through fiscal 2013. In addition to the service- and performance-based vesting conditions, Mr. Naylor’s right to receive and retain the value of the award is subject to his compliance with non-competition, non-solicitation and related restrictions through the end of the two year period following the vesting date (in addition to the restrictions set forth in Mr. Naylor’s employment agreement).

(d)	Service-based vesting condition will be satisfied by continued employment through fiscal 2014, as modified by the ECC following the close of fiscal 2012 in connection with Mr. Rossi’s new employment agreement. Prior to the modification, the service-based vesting condition would have been satisfied by continued employment through September 6, 2014.

(4)	Mr. Sweetenham’s unvested options and restricted stock awards were forfeited upon his departure from TJX.

Option Exercises and Stock Awards Vested during Fiscal 2012

The following table provides information relating to option exercises and stock award vesting of performance-based restricted stock for our named executive officers during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Carol Meyrowitz	136,840	$2,086,228	350,000	$8,914,500
Ernie L. Herrman	287,500	$4,196,709	46,376	$1,195,213
Jeffrey G. Naylor	315,342	$3,543,549	38,376	$983,287
Jerome Rossi	324,320	$3,811,848	29,600	$762,882
Paul Sweetenham	184,830	$1,625,492	32,200	$830,599

(1)	Represents the stock price on the New York Stock Exchange on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the shares on the vesting date, calculated as the stock price on the New York Stock Exchange on vesting date multiplied by the number of shares vesting.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new participants as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement or, if vested, following an earlier termination of employment. Once participation commences after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($99,000 in calendar 2011 and $103,000 in calendar 2012) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $250,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of service may elect to receive a reduced annuity benefit commencing at age 55 or later.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20 until age 65. In view of his continued service beyond age 65, Mr. Rossi is entitled to additional retirement benefit accruals based on his earnings and service after age 65 if more favorable than his primary benefit under existing SERP terms. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit restrictions with the amount of the benefits lost by reason of those restrictions. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment. Benefits under SERP are payable in installments, or in certain other forms of actuarially equivalent value.

Pension Benefits for Fiscal 2012

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 28, 2012:

Name	Plan Name(1)	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Carol Meyrowitz(3)	Retirement Plan	25	$480,870	—
	SERP (Primary)	20	$16,916,123	—
Ernie L. Herrman(3)	Retirement Plan	21	$314,605	—
	SERP (Alternative)	21	$982,131	—
Jeffrey G. Naylor(3)	Retirement Plan	7	$157,725	—
	SERP (Alternative)	7	$601,551	—
Jerome Rossi(3)	Retirement Plan	15	$415,578	—
	SERP (Primary)	20	$5,569,319	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service after one year of service with TJX. Participants under our primary SERP benefit began to accrue credited service immediately and are eligible to be credited with a maximum of 20 years of service.

(2)	The underlying valuation methodology and other material assumptions utilized in calculating the present value of the accumulated pension benefits are disclosed in Note J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

(3)	Ms. Meyrowitz, Mr. Naylor, Mr. Herrman and Mr. Rossi are fully vested in their Retirement Plan and SERP benefits. For purposes of SERP, Mr. Rossi receives credit for his years of service with Marshalls prior to its acquisition by TJX. Instead of these plans, Mr. Sweetenham participated in our U.K. retirement plan, which is not included above because it is a defined contribution plan.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Under the ESP, our U.S. named executive officers and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards, our directors can elect to defer retainers and meeting fees. Our U.S. named executive officers not eligible for primary SERP benefits (currently Mr. Herrman and Mr. Naylor) are eligible to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits for a period of up to 15 years. For calendar 2011, the potential match for Mr. Herrman and Mr. Naylor was 100% of their eligible deferrals, plus, if our MIP performance resulted in a payout of between 90% and 125% of the target corporate award opportunities for fiscal 2012, an additional match ranging from 50% to 150% of eligible deferrals. Mr. Herrman and Mr. Naylor earned this additional performance-based match at 142.5% based on fiscal 2012 MIP results. Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments available on the market. Although not required by the ESP, it is our practice to purchase the investments notionally invested under the participants’ accounts, thus realizing the actual return of the notional investments.

Under the ESP, amounts deferred are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits are distributed before age 55 upon death or separation from service due to disability, at age 55 if a participant has separated for any other reason, or upon a separation from service after age 55. Distributions are generally made in a lump sum payment; however, a participant may elect to be paid in annual installments over a period of not more than ten years in the event that his or her employment terminates after age 55. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited. As a resident of the U.K., Mr. Sweetenham was eligible to receive annual performance-based matching credits similar to those provided under the ESP to our eligible U.S. named executive officers but this benefit was forfeited in connection with his departure at the end of fiscal 2012.

Through December 31, 2007, we offered eligible Associates (including our U.S. named executive officers) and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another nonqualified deferred compensation plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards and, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2011, this rate was 3.13%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) are distributed in a lump sum at termination of service or upon an event or at a date (no later than the tenth anniversary of termination of service) and in a lump sum or in monthly installments as elected by the participant. Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Nonqualified Deferred Compensation for Fiscal 2012

The following table provides information on nonqualified deferred compensation plans for our named executive officers as of January 28, 2012:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Carol Meyrowitz
GDCP	$0	$0	$17,856	$0	$577,260
ESP	$271,039	$0	$18,470	$0	$1,310,881
Ernie L. Herrman
GDCP	—	—	—	—	—
ESP	$111,731	$267,155	$88,578	$0	$1,400,692
Jeffrey G. Naylor
GDCP	$0	$0	$4,267	$0	$137,949
ESP	$167,500	$200,524	$(30,195)	$0	$1,517,294
Jerome Rossi
GDCP	$0	$0	$36,555	$0	$1,216,057
ESP	—	—	—	—	—

(1)	Also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Includes the performance-based matching credits earned for fiscal 2012. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants. It is our practice to purchase the specified notional investments under the ESP, thus realizing the actual market returns on the notional investments.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were named executive officers for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based matching credits earned for fiscal 2012 but not credited until after the close of fiscal 2012.

Potential Payments upon Termination or Change of Control

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in “Compensation Discussion and Analysis.”

Potential Payments under our Employment and Severance Agreements.    Each of our named executive officers in fiscal 2012 was party to an employment agreement providing for payments in connection with the specified termination or change of control events generally described below. In addition, in connection with his departure at the end of fiscal 2012 Mr. Sweetenham entered into agreements with TJX and its subsidiary TJX UK that clarified and supplemented the entitlements under his employment agreement.

•

Termination Other than for Cause or Constructive Termination:    For our U.S. named executive officers, if we terminate an executive’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than forty miles (a “constructive termination”), the executive would be entitled to twenty-four months of continued base salary (for Ms. Meyrowitz, at her fiscal 2011 salary rate) and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits elected by the executive; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, if applicable performance goals are met and adjusted to reflect the executive’s period of service during the cycle; and equity awards in accordance with their terms (plus, for Ms. Meyrowitz, acceleration of outstanding and unvested stock options as provided under her agreement).

Under agreements entered into in connection with his departure from TJX, Mr. Sweetenham is also eligible to receive the same amount of severance benefits as described above for U.S. named executive officers (other than Ms. Meyrowitz), except that he is entitled to twelve months of automobile allowance (instead of twenty-four) and is not entitled to health coverage-related payments. Mr. Sweetenham is also eligible under these agreements for an additional year of base salary and, in respect of his performance-based restricted stock award scheduled to vest in 2012 that was forfeited under plan terms at his departure, a payment of up to £807,692.31 to the extent the performance goals applicable to such award are met. In exchange for these benefits, Mr. Sweetenham agreed to provide transition assistance and gave additional undertakings regarding non-competition, non-solicitation and other covenants and releases. The amounts payable to Mr. Sweetenham in connection with his departure are detailed in the table below.

•

Death or Disability:    Upon a termination of employment by reason of death or disability, each U.S. named executive officer (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits and the MIP award would be paid at target without proration.

•

Voluntary Termination:    Our U.S. named executive officers would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that if Ms. Meyrowitz voluntarily terminates her employment with 90 days’ notice and prior to a change of control, she would be entitled to salary continuation, automobile allowance, and health coverage-related payments on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle completed prior to the date of termination.

•

End of Contract Term:    For Ms. Meyrowitz, Mr. Herrman and Mr. Naylor, a termination occurring on the last day of the agreement term would be treated as a termination other than for cause (unless, in the case of Mr. Herrman and Mr. Naylor, we make an offer of continued service in a comparable position). Mr. Rossi’s agreement in effect during fiscal 2012 did not entitle him to separation benefits at the end of the agreement term, but under his new employment agreement (effective at the beginning of fiscal 2013) he would be entitled upon termination of employment at the end of the agreement term to a prorated portion of outstanding LRPIP and performance-based restricted stock awards, if applicable performance conditions are met.

•

Change of Control:    Upon a change of control (with or without a termination of employment), each U.S. named executive officer would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended (or, for Mr. Rossi, a lump sum payment equal to his target award and a prorated target award under MIP for the year of the change of control, plus his maximum award for each uncompleted LRPIP cycle), plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans. We would also be obligated to pay legal fees and expenses the U.S. named executive officer reasonably incurs in seeking enforcement of contractual rights following a change of control. Under Mr. Rossi’s new employment agreement, he would be entitled to the same MIP- and LRPIP-based payments as described above for the other U.S. named executive officers.

The events that constitute a change of control under the fiscal 2012 agreements generally consist of the following, subject to the qualifications set forth in those agreements: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

•

Change of Control Followed by Qualifying Termination:    Upon a qualifying termination of employment following a change of control, each U.S. named executive officer would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary (for Ms. Meyrowitz, by reference to her fiscal 2011 salary rate), any annual automobile allowance and (except for Mr. Rossi) target MIP award amount; and two years of continued participation in medical and life insurance programs, except to the extent of replacement coverage. For this purpose, base salary would be adjusted for any long-term disability benefits and the target MIP amount and (except for Ms. Meyrowitz) base salary would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control. Ms. Meyrowitz and Mr. Rossi would also be entitled to an alternative lump sum SERP benefit determined by using specified actuarial assumptions representing potential early commencement of the benefit. Under his new agreement, Mr. Rossi would be entitled to the same MIP-based payments as described above for the other U.S. named executive officers.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control. A qualifying termination does not include a voluntary termination without good reason. Under the agreement with Mr. Rossi in effect during fiscal 2012 (but not under his new agreement) the qualifying termination would also have to have occurred by the end of agreement term.

In addition to amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP). Our named executive officers would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration of Unvested Equity Awards.    Under the terms of awards granted under our SIP, each of our U.S. named executive officers would be entitled to partial vesting of stock options upon death or disability and full vesting of both stock options and stock awards upon a change of control. Ms. Meyrowitz would also be entitled to full vesting of unvested stock awards upon termination of employment by reason of death or disability. In the event of a termination without cause or a constructive termination, Ms. Meyrowitz’s options vest in full and her stock awards remain subject to the satisfaction of the applicable performance conditions but applicable service-based conditions would be deemed satisfied. Following a termination of employment at the end of fiscal 2012, the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods and Mr. Rossi (had he retired at the end of fiscal 2012) would have been eligible for continued vesting of his outstanding options, in each case in accordance with the terms described above under the “Grants of Plan-Based Awards in Fiscal 2012” table.

The following table sets forth aggregate estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming the triggering events occurred on January 28, 2012, all pursuant to the terms of TJX’s plans and each executive’s awards as in effect on such date. These amounts are also included in the potential payment table below. Mr. Sweetenham’s unvested equity awards were forfeited as of January 28, 2012.

	Triggering Event(1)
	Death/Disability		Termination without Cause(2)		Change of Control(3)
Name	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards
Carol Meyrowitz	$736,185	$8,172,000	$3,243,647	$8,172,000	$3,243,647	$8,172,000
Ernie L. Herrman	$507,778	—	—	—	$2,292,384	$8,215,650
Jeffrey G. Naylor	$380,829	—	—	—	$1,719,084	$5,478,000
Jerome Rossi	$380,829	—	—	—	$1,719,084	$2,466,360

(1)	For purposes of these estimates, we valued performance-based restricted stock and stock options using $33.69, the closing price of our common stock on the New York Stock Exchange on January 27, 2012, the last business day of the fiscal year. We included the full value of all accelerated performance-based restricted stock awards ($33.69 per share), plus the value of any accumulated dividends that would have been paid upon the vesting of such awards, and the spread value ($33.69 per share minus the option exercise price) for all stock options that would have been accelerated upon a termination of employment (including by reason of death or disability) or change of control. We did not include any amounts in respect of outstanding equity awards that either were earned based on service and performance as of January 28, 2012, or that would not have accelerated upon the triggering event. See the “Outstanding Equity Awards at Fiscal 2012 Year End” table for more information about these equity awards. We further assumed that each executive would satisfy his or her non-competition, non-solicitation, or confidentiality agreements with us following termination.

(2)	Assumes that the performance conditions applicable to Ms. Meyrowitz’s unvested stock awards would have been satisfied.

(3)	Assumes that all awards would have been cashed out at closing, and that any change of control would have qualified as a “change in control event” under Section 409A of the Internal Revenue Code (Section 409A).

Potential Acceleration of Unvested Deferred Compensation.    As noted above under “Nonqualified Deferred Compensation Plans,” unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability. Of our named executive officers, only Mr. Naylor had an employer credit account under ESP that was not fully vested as of the end of fiscal 2012.

Related Provisions.    Each U.S. named executive officer agreed to non-solicitation and non-competition provisions that operate during the term of employment and for twenty-four months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer match under the ESP, are also conditioned on compliance with restrictive covenants. Mr. Naylor agreed to additional restrictive covenants applicable to the stock award granted to him during fiscal 2012, as described above under “Outstanding Equity Awards at Fiscal 2012 Year End.” Mr. Sweetenham agreed to post-employment non-solicitation and non-competition provisions for twenty-four and eighteen months, respectively, under his agreement with TJX and for twelve months under his agreement with TJX UK, as well as post-employment confidentiality and non-disparagement provisions under both agreements. Upon a change of control, our named executive officers would no longer be subject to any covenant not to compete following a termination of employment.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our U.S. named executive officers, assuming that the triggering events had occurred on January 28, 2012, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date (which do not reflect the changes described above in Mr. Rossi’s new agreement). Because our post-termination obligations to Mr. Sweetenham upon his departure were established as of January 28, 2012, the table below reflects only those obligations.

Triggering Event and Payments(1)	C. Meyrowitz	E. Herrman	J. Naylor	J. Rossi	P. Sweetenham(2)
Death/Disability
Severance	$3,150,000	$2,200,000	$1,660,000	$1,560,000	$—
MIP/LRPIP(3)	3,356,667	1,813,333	1,235,000	761,970	—
Acceleration of Unvested Equity Awards(4)	8,908,185	507,778	380,829	380,829	—
Deferred Compensation Enhancement(5)	—	—	276,503	—	—
Health, Life, and/or Automobile Benefits	106,779	118,671	106,779	118,671	—

Total(6)	$15,521,631	$4,639,782	$3,659,111	$2,821,470	$—

Voluntary Termination with 90 Days Notice
Severance	$3,150,000	$—	$—	$—	$—
LRPIP(3)	1,376,667	—	—	—	—
Health, Life, and/or Automobile Benefits	106,779	—	—	—	—

Total	$4,633,446	$—	$—	$—	$—

Termination without Cause/Constructive Termination
Severance	$3,150,000	$2,200,000	$1,660,000	$1,560,000	$2,550,000
MIP/LRPIP(3)	1,376,667	933,333	700,000	375,000	700,000
Acceleration of Unvested Equity Awards(4)	11,415,647	—	—	—	—
Health, Life and/or Automobile Benefits	106,779	118,671	106,779	118,671	35,904
Additional Payments(7)	—	—	—	—	1,271,184

Total	$16,049,093	$3,252,004	$2,466,779	$2,053,671	$4,557,088

Change of Control
Settlement of MIP/LRPIP	$2,725,000	$1,950,000	$1,400,000	$1,898,940	$—
Acceleration of Unvested Equity Awards(4)	11,415,647	10,508,034	7,197,084	4,185,444	—
Deferred Compensation Enhancement(5)	—	—	276,503	—	—

Total	$14,140,647	$12,458,034	$8,873,587	$6,084,384	$—

Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	$14,140,647	$12,458,034	$8,873,587	$6,084,384	$—
Severance	7,110,000	3,960,000	2,739,000	1,560,000	—
Deferred Compensation Enhancement(5)	5,413,176	—	—	—	—
Health, Life, and/or Automobile Benefits	100,917	110,676	100,917	110,677	—

Total(6)	$26,764,740	$16,528,710	$11,713,504	$7,755,061	$—

(1)	We used the following assumptions to calculate the payments set forth in the table:

•

We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality or other obligations to us following termination; the executive does not receive medical or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•

For health care benefits, we assumed COBRA continuation for 18 months in the event that an executive (other than Mr. Sweetenham) would be contractually entitled to payments based on the cost of such coverage following a termination of employment.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

We did not include any amounts in respect of accrued but unpaid base salary or benefits (such as Mr. Sweetenham’s accrued holiday pay included above under All Other Compensation for fiscal 2012), or any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 28, 2012 that were earned but remained unpaid as of that date. For additional assumptions applicable to equity awards, see “Potential Acceleration of Unvested Equity Awards” above.

(2)	U.S. dollar amounts payable to Mr. Sweetenham under his agreements are converted to pounds sterling at the rate of $1.56 per pound under the terms of his agreements, except that LRPIP-based amounts will be converted to pounds sterling based on the exchange rate in effect at the end of the performance cycle. Under his agreement with TJX UK, Mr. Sweetenham is eligible for salary continuation for thirteen months and continued automobile allowance for twelve months. Under his agreement with TJX, Mr. Sweetenham is eligible to receive five months of salary continuation starting in March 2013 and the remainder of his severance pay and Additional Payment in two lump sum payments at the close of his non-competition period and non-solicitation period under that agreement.

(3)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 28, 2012, based on the portion of the cycle completed as of January 28, 2012 and assuming target performance, plus, in the event of termination due to death or disability, the target MIP award for fiscal 2012. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months of the cycle or, in the event of Ms. Meyrowitz’s voluntary termination, completed years in the cycle.

(4)	See “Potential Acceleration of Unvested Equity Awards” above for additional detail about these amounts.

(5)	For Mr. Herrman and Mr. Naylor, the amount represents any unvested portion of the executive’s employer credit account under the ESP that would have vested upon a change of control or termination due to death or disability. For Ms. Meyrowitz and Mr. Rossi, the amount represents the estimated value of any enhancement under our SERP using the actuarial assumptions specified in their employment agreements in the case of a qualifying termination following a change of control. In addition to the ESP and SERP benefits reflected in this table, our named executive officers were eligible for benefits described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plans.”

(6)	In the event of death on January 28, 2012, the beneficiaries of our U.S. named executive officers would also have been entitled to the following amounts under our management- and executive-level life insurance programs: Ms. Meyrowitz, $975,000; Mr. Herrman, $520,000; Mr. Naylor, $975,000 and Mr. Rossi $975,000. Company-paid amounts for these programs are included and described above under All Other Compensation for fiscal 2012.

(7)	The amount reflects reimbursement for legal services (as described above under All Other Compensation for fiscal 2012), plus the estimated additional payment in respect of Mr. Sweetenham’s forfeited performance-based restricted stock award scheduled to vest in 2012 (as described above under “Termination Other than for Cause or Constructive Termination”).

Although certain amounts in the tables above are subject to reduction if, as a result of change-of-control excise and other taxes, a reduction is needed to maximize an executive’s after-tax benefits, we determined that no mandatory reduction to benefits would apply in the case of a change of control (both with and without a qualifying termination) occurring on January 28, 2012. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing; and that only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 28, 2012, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control.

DIRECTORS COMPENSATION

For fiscal 2012, we paid all of our non-employee directors as follows:

•	Annual retainer of $50,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended (each day of a multiple day Board meeting is treated as a separate Board meeting with respect to this fee).

•

Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each regularly scheduled Committee meeting attended as Committee chair (other than, in each case, the Executive Committee).

•	Two annual deferred stock awards, each representing shares of our common stock valued at $62,500.

Payment of fees for attendance at special meetings of the Board or committees is at the discretion of the Chairman of the Board or the Lead Director, taking into consideration such matters as deemed relevant by the Chairman of the Board or the Lead Director, as applicable, such as the length of the meeting and preparation time required. Employee directors do not receive separate compensation for their service as directors. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests at the annual meeting next following the award, based on service as a director for that year, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Our non-employee directors are eligible to defer their retainers and fees under the ESP but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2012, Mr. Bennett and Ms. Shire participated in the ESP deferral program. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 will be paid on leaving the Board. Mr. Bennett and Ms. Shire currently participate in the GDCP. We do not provide retirement or insurance benefits for our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2012. Compensation for Mr. Cammarata as an employee and executive officer of TJX for fiscal 2012 is included below, although it is our policy that employee directors are not paid additional compensation for their service as directors. Ms. Meyrowitz’s compensation is shown above in the Summary Compensation Table with that of the other named executive officers. Mr. Abdalla was elected to the Board at the beginning of fiscal 2013 so did not receive compensation during fiscal 2012.

Directors Compensation for Fiscal 2012

Name	Fees Earned or Paid In Cash		Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
José B. Alvarez	$88,500		$132,205	—	—	—		—		$220,705
Alan M. Bennett	$85,764		$132,205	—	—	—		—		$217,969
David A. Brandon(6)	$35,168		$13,894	—	—	—		—		$49,062
Bernard Cammarata	$500,000	(3)	—	—	—	$68,855	(4)	$42,304	(5)	$611,159
David T. Ching	$84,500		$130,804	—	—	—		—		$215,304
Michael F. Hines	$101,000		$132,883	—	—	—		—		$233,883
Amy B. Lane	$98,500		$133,681	—	—	—		—		$232,181
John F. O’Brien	$140,500		$139,112	—	—	—		—		$279,612
Willow Shire	$88,000		$139,167	—	—	—		—		$227,167
Fletcher Wiley(6)	$31,431		$21,924	—	—	—		—		$53,355

(1)	Consists of annual deferred share awards totaling $125,000 and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares.

(2)	The following table shows the number of outstanding shares of deferred stock awards and the number of outstanding shares underlying option awards of our directors as of January 28, 2012 other than Ms. Meyrowitz, whose outstanding equity awards are shown with the named executive officers above:

Name	Outstanding Deferred Stock Awards(a)	Outstanding Option Awards(b)
José B. Alvarez	27,849	—
Alan M. Bennett	27,849	—
David A. Brandon	—	—
Bernard Cammarata	—	—
David T. Ching	21,215	—
Michael F. Hines	29,995	—
Amy B. Lane	30,323	13,912
John F. O’Brien	47,515	24,000
Willow B. Shire	47,687	72,000
Fletcher H. Wiley	—	—

(a)	2,521 deferred shares for each director are unvested and will vest on the date of the 2012 Annual Meeting.

(b)	All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, have a ten-year term, vest after one year or upon a change of control, and remain exercisable for the term of the option or up to five years after cessation of Board service. Such options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. Stock option grants for non-employee directors were eliminated in June 2006.

(3)	Represents Mr. Cammarata’s salary under his employment agreement.

(4)	Represents the increase in the actuarial present value of Mr. Cammarata’s accumulated benefit obligations under our retirement plan. Non-employee directors do not receive retirement benefits. We do not pay above-market or preferential earnings on deferred compensation.

(5)	Consists of an automobile benefit of $35,904, a matching contribution under our 401(k) plan of $4,900 and reimbursement for financial planning of $1,500.

(6)	Mr. Brandon and Mr. Wiley did not stand for election in June 2011.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2013. We are asking stockholders to ratify this appointment. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

APPROVAL OF MATERIAL TERMS OF EXECUTIVE OFFICER PERFORMANCE GOALS

UNDER CASH INCENTIVE PLANS

We are seeking approval of the material terms of performance goals of our cash incentive plans, MIP and LRPIP, as they apply to our executive officers.

Section 162(m) of the Internal Revenue Code generally provides that compensation provided to a publicly held corporation’s CEO or any of its three most highly paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by shareholders every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. Although shareholder approval is one of the requirements for exemption under Section 162(m), even with shareholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m).

Our stockholders last approved the material terms of MIP and LRPIP performance goals at our Annual Meeting in 2007. Those terms will continue to apply to outstanding MIP and LRPIP awards. The ECC amended MIP and LRPIP in April 2012 to expand the available business criteria on which future performance goals may be based and to increase the award maximum per participant for future awards, as described below.

We now seek approval of the material terms of MIP and LRPIP performance goals to enable us to provide exempt performance-based compensation under these programs. As discussed above in Tax and Accounting Considerations in “Compensation Discussion and Analysis,” notwithstanding stockholder approval of these performance goals, the ECC will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Overview.    MIP and LRPIP are both administered by the ECC, which consists solely of outside directors. Awards consist of individual award opportunities and related performance targets for a specified performance period, typically one year for MIP and three years for LRPIP. For awards intended to qualify as exempt performance-based compensation under Section 162(m), objectively determinable performance goals and payout formulas are pre-established by the ECC for each performance period. After completion of the performance period, the ECC reviews and certifies performance results and the payout for the awards. Once award terms have been established, the Section 162(m) exemption rules generally prohibit discretionary adjustments, other than adjustments to reduce any amount payable under the award. Amounts payable under the amended MIP and LRPIP performance goals described in this proposal will be based on future award opportunities and performance and are not determinable at this time. For a description of prior MIP and LRPIP awards for our named executive officers, see the “Compensation Discussion and Analysis” and related compensation tables, above.

Eligibility and Participation.    Awards under MIP and LRPIP may be granted to executive officers selected from time to time by the ECC and to other key employees of TJX and its subsidiaries selected from time to time by the ECC or its authorized delegate. Currently, approximately 3,400 Associates participate in these plans, including our executive officers.

Business Criteria for MIP and LRPIP Performance Goals.    For each award granted under MIP and LRPIP that is intended to qualify as exempt performance-based compensation, the performance goals set by the ECC will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof):

•	Sales, revenues, or comparable store sales;

•	Assets, inventory levels, inventory turns, working capital, cash flow or expenses;

•

Earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the ECC may determine at the time the performance goals are pre-established, whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends;

•	Return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics;

•	Market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity;

•	Stock price, dividends, or total shareholder return, or credit ratings; or

•	Strategic plan implementations.

The ECC may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the requirements for exempt performance-based compensation under Section 162(m).

Maximum Awards.    Under the amended plans, the maximum amount payable to any participant under MIP for any fiscal year, and the maximum amount payable to any participant under LRPIP for one or more performance cycles beginning in a single fiscal year, is $5 million, increased by 5% per year starting with our fiscal year ending February 1, 2014 (fiscal 2014).

Performance-based awards under our MIP and LRPIP are an important part of our compensation system. We rely on them to attract and retain our management. In order to preserve our ability to make tax deductible awards under MIP and LRPIP, we are seeking your approval of the material terms of the performance goals described above.

Your Board of Directors unanimously recommends that you vote FOR Proposal 3, Approval of Material Terms of Executive Officer Performance Goals under Cash Incentive Plans.

PROPOSAL 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 15 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2012. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in more detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•

attract and retain very talented individuals in the highly competitive retail environment, maintaining an extremely high talent level in our company and providing for succession broadly across our management,

•	reward objectively determinable achievement of the short- and long-term financial objectives reflected in our business plans, and

•	enhance shareholder value by directly aligning the interests of our executives and stockholders.

The Board is asking stockholders to support this proposal. We believe TJX’s performance demonstrates the effectiveness of our compensation program. We received a strong supporting vote last year (more than 97% of votes cast) expressing support for our compensation policies and practices and believe our program continues to be effective. We continue to focus on pay for performance in our compensation program, as described in the Compensation Discussion and Analysis, which we encourage you to review. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our stockholders. As with the results last year, the Board and Executive Compensation Committee will consider the outcome of this vote when determining future compensation arrangements for our named executive officers. Our Board of Directors currently intends to conduct an annual advisory stockholder vote on executive compensation each year until the next advisory vote on the frequency of our say on pay advisory votes is held, which will be no later than the annual meeting of the stockholders in 2017.

Your Board of Directors unanimously recommends a vote FOR Proposal 4, Advisory Approval of Executive Compensation.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a majority of votes properly cast at the meeting will be elected directors. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees (Proposal 1), for the ratification of the appointment of the independent registered public accounting firm (Proposal 2), for the approval of material terms of executive officer performance goals under cash incentive plans (Proposal 3) and for the advisory approval of the company’s executive compensation (Proposal 4). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than the ratification of the independent registered public accounting firm

(Proposal 2) without instruction from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote your shares with respect to the election of directors or Proposals 3 or 4, or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2013 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 28, 2012. A stockholder who intends to present a proposal at the 2013 Annual Meeting of Stockholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 13, 2013 and no later than March 15, 2013. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2013 Annual Meeting must notify us in writing no earlier than February 13, 2013 and no later than March 15, 2013. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,000, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO TJX CORPORATE HEADQUARTERS

770 Cochituate Road

Framingham, MA 01701

From Exit 13 on the Massachusetts Turnpike

After the tollbooth, bear left on the exit ramp across an overpass and onto Route 30 / Cochituate Road. At the second set of lights, turn left into The TJX Companies, Inc. facility.

From Logan International Airport (From the East)

Leaving the Airport, follow the signs for the Massachusetts Turnpike West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the West

Take Massachusetts Turnpike East (I-90E) to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the North

Take I-95 South to exit 25 (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the South

Take I-95 North to exit 25 (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

Parking

TJX offers free parking. Follow the parking lot directory signage to the visitor parking areas.

Building Entrance

Enter the building through the Northeast Entrance (facing the Massachusetts Turnpike (I-90)).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on the day prior to the annual meeting.

The TJX Companies, Inc.	INTERNET http://www.proxyvoting.com/tjx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 22569

▼ FOLD AND DETACH HERE ▼

Please vote, date and sign below and return promptly in the enclosed envelope.	Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR the following Director nominees in Proposal 1.

1. Election of Directors
Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.1 Zein Abdalla	☐	☐	☐	1.6 Michael F. Hines	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 2.		FOR	AGAINST	ABSTAIN

1.2 José B. Alvarez	☐	☐	☐	1.7 Amy B. Lane	☐	☐	☐	2.	Ratification of appointment of independent registered public accounting firm.	☐	☐	☐

1.3 Alan M. Bennett	☐	☐	☐	1.8 Carol Meyrowitz	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 3.		FOR	AGAINST	ABSTAIN

1.4 Bernard Cammarata	☐	☐	☐	1.9 John F. O’Brien	☐	☐	☐	3.	Approval of material terms of executive officer performance goals under cash incentive plans.	☐	☐	☐

1.5 David T. Ching	☐	☐	☐	1.10 Willow B. Shire	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 4.		FOR	AGAINST	ABSTAIN

								4.	Advisory approval of TJX’s executive compensation.	☐	☐	☐

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature	Signature	Date

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THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 13, 2012.

Thank you in advance for your prompt consideration of these matters.

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: http://bnymellon.mobular.net/bnymellon/tjx

▼ FOLD AND DETACH HERE ▼

THE TJX COMPANIES, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 13, 2012

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) CAROL MEYROWITZ, SCOTT GOLDENBERG and MARY B. REYNOLDS, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Wednesday, June 13, 2012 at 11:00 a.m. Eastern Time, and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, as directed on the reverse of this card and in such manner as the proxies may determine on any other matters which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR the election of the Director nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

Address Change/Comments (Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)